UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 31, 2020

ATN INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-12593	47-0728886
(State or other	(Commission File Number)	(IRS Employer
jurisdiction of incorporation)		Identification No.)

500 Cummings Center

Beverly, MA 01915

(Address of principal executive offices and zip code)

(978) 619-1300

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of Each Class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $.01 per share	ATNI	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On December 31, 2020, ATN International, Inc. (the “Company”) announced that Project 8 Buyer, LLC, a Delaware limited liability company (“Parent”), and Project 8 MergerSub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Alaska Communications Systems Group, Inc., a Delaware corporation (“Alaska Communications”) to acquire Alaska Communications for cash at a price of $3.40 per share. The proposal represented by the Merger Agreement was deemed a Superior Proposal by the Alaska Communications Board of Directors (the “Alaska Board”), which terminated its prior merger agreement as described below.

Parent is owned by a newly formed acquisition company (“Project 8”) owned by the Company and Freedom 3 Investments IV, LP, a Delaware limited partnership (“F3”), a fund advised by Freedom 3 Capital LLC. The Company expects to consolidate Project 8 and Alaska Communications following the consummation of the Merger.

Merger Agreement

On the terms, and subject to the conditions, of the Merger Agreement, Merger Sub will merge with and into Alaska Communications (the “Merger”), with Alaska Communications continuing as the surviving corporation (the “Surviving Corporation”) and a wholly-owned subsidiary of Parent. As a result of the Merger, each share of Alaska Communications’ common stock (“Alaska Communications Common Stock”) issued and outstanding immediately prior to the effective time of the Merger (the “Effective Time”) (other than shares held by (i) Alaska Communications, Parent or Merger Sub and (ii) stockholders of Alaska Communications who have validly exercised and perfected their appraisal rights under Delaware law) will be converted at the Effective Time into the right to receive $3.40 in cash (the “Merger Consideration”), without interest.

Entry into the Merger Agreement was conditioned upon the termination of that certain Amended and Restated Agreement and Plan of Merger, dated December 10, 2020, by and among Alaska Communications, Juneau Parent Co, Inc. and Juneau Merger Co, Inc., as amended by that certain Amendment No. 1 to Amended and Restated Merger Agreement, dated December 21, 2020, by and among Alaska Communications, Juneau Parent Co, Inc. and Juneau Merger Co, Inc. (as amended, the “Macquarie/GCM Merger Agreement”), in accordance with its terms, and required Alaska Communications to pay in full the Company Termination Fee (as defined in the Macquarie/GCM Merger Agreement) to Juneau Parent Co, Inc. pursuant to Section 9.04(b) of the Macquarie/GCM Merger Agreement.

Consummation of the Merger is subject to certain closing conditions, including, without limitation, (i) the approval of the Merger by Alaska Communications’ stockholders (the “Stockholder Approval”), (ii) the absence of certain legal impediments, (iii) the expiration or termination of the required waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and (iv) the consents from the Federal Communications Commissions and certain state public utilities commissions and other localities having been obtained. No approval by the stockholders of the Company is required in connection with the Merger.

The Parent and Merger Sub have agreed to a standstill pursuant to the Merger Agreement, with respect to Alaska Communications and its subsidiaries, from December 31, 2020 until the earlier of (i) the Effective Time and (ii) the first anniversary of the termination of the Merger Agreement.

Treatment of Company Restricted Stock Units and Performance Share Units

Immediately prior to the Effective Time, each restricted stock unit award issued under the stock plan of Alaska Communications that is subject solely to time-based vesting (the “Alaska Communications RSU Awards”) and that is outstanding immediately prior to the Effective Time, whether or not vested, will be cancelled as of the Effective Time in exchange for an amount in cash equal to the product obtained by multiplying (i) the aggregate number of shares of Alaska Communications Common Stock subject to such Alaska Communications RSU Award by (ii) the Merger Consideration. Amounts payable with respect to Alaska Communications RSU Awards will be paid not later than the next regularly scheduled payroll date that is at least two business days following the closing of the Merger Agreement.

Immediately prior to the Effective Time, each restricted stock unit award issued under the stock plan of Alaska Communications that is subject solely to performance-based vesting (the “Alaska Communications PSU Awards”) and that is outstanding immediately prior to the Effective Time will be cancelled as of the Effective Time in exchange for an amount in cash equal to the product obtained by multiplying (i) the aggregate number of shares of Alaska Communications Common Stock subject to such Alaska Communications PSU Award by (ii) the Merger Consideration.  The aggregate number of shares of Common Stock subject to any Alaska Communications PSU Awards will be determined based on the degree of achievement of the performance goals set forth in the applicable award agreement as of the Effective Time or such earlier time as determined by the compensation committee of Alaska Board and such Alaska Communications PSU Awards will no longer be subject to any performance-based vesting conditions.  Amounts payable with respect to Alaska Communications PSU Awards that are subject to vesting based on the price of Alaska Communications Common Stock will be paid not later than the next regularly scheduled payroll date that is at least two business days following the closing of the Merger Agreement, and amounts payable with respect to all other Alaska Communications PSU Awards will be paid two business days after the earliest of (a) the applicable time-based vesting date of the canceled Alaska Communications PSU Award, (b) the date that is one year following the Effective Time, and (c) the termination of the employment of the former holder of such Alaska Communications PSU Award without “cause,” in any case without interest.

Immediately prior to the Effective Time, each share of Alaska Communications Common Stock granted to the directors of Alaska Communications that is subject to a deferral election (each a “Deferred Stock Awards”) and that is outstanding immediately prior to the Effective Time will be cancelled as of the Effective Time in exchange for an amount in cash equal to the product obtained by multiplying (i) the aggregate number of shares of Alaska Communications Common Stock subject to such Deferred Stock Award by (ii) the Merger Consideration.

Financing

Parent and Merger Sub secured committed financing, consisting of a combination of (i) equity financing (the “Equity Financing”) to be provided by the Company and F3 (together, the “Equity Investors”), which have each agreed to capitalize Parent, subject to the terms and conditions set forth in the equity commitment letters entered into by Parent and each of the Equity Investors with respect to the Merger and (ii) debt financing (the “Debt Financing”) to be provided by Fifth Third Bank, National Association subject to the terms and conditions set forth in the debt financing commitment letter with respect to the Merger. The Equity Financing and the Debt Financing, in the aggregate, will be sufficient for Parent, Merger Sub and the Surviving Corporation to pay the amounts required to be paid in connection with the Merger and the other transactions contemplated by the Merger Agreement. The Merger is not subject to a financing condition. The Equity Investors have also entered into a limited guarantee with Alaska Communications pursuant to which the Company and F3 will guarantee 52% and 48%, respectively, of the Parent Termination Fee (as defined in the Merger Agreement) and certain indemnity and recovery costs, if such amounts become due and payable.

No-Shop

Effective as of the signing of the Merger Agreement:

●	Alaska Communications may not, among other related actions, (i) solicit, initiate, facilitate or encourage any Acquisition Proposal or any inquiries, proposals or offers that constitute, or would reasonably be expected to lead to, any Acquisition Proposal, (ii) engage in, continue or otherwise participate in any discussions or negotiations with any third parties regarding an Acquisition Proposal or with respect to any proposals or inquiries from a third party related to the making of an Acquisition Proposal or furnish any third party non-public information or provide to any third party access to the business, properties, assets or personnel of Alaska Communications, in each case in any way to or for the purpose of encouraging or facilitating an Acquisition Proposal, or (iii) enter into any letter of intent, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other agreement with respect to an Acquisition Proposal or which would require Alaska Communications to abandon, terminate or fail to consummate the transactions contemplated by the Merger Agreement; and

●	Alaska Communications, its subsidiaries and their respective representatives must cease any existing discussions or negotiations with any third party with respect to any Acquisition proposal and promptly request that all non-public information previously provided to any such third party be promptly returned or destroyed;

provided that before Alaska Communications has obtained the Stockholder Approval, if Alaska Communications receives an Acquisition Proposal from a third party that did not result from a material breach of Alaska Communications’ no-shop restrictions, (i) Alaska Communications and its representatives may contact such third party solely to clarify the terms and conditions thereof or to request that any Acquisition Proposal made orally be made in writing and (ii) if the Alaska Board determines in good faith, after consultation with its outside legal counsel and financial advisor, that such Acquisition Proposal constitutes, or would reasonably be expected to result in, a Superior Proposal, then Alaska Communications and its representatives may (a) furnish information and data with respect to Alaska Communications and its subsidiaries to the third party making such Acquisition Proposal and (b) enter into, maintain and participate in discussions or negotiations with the third party making such Acquisition Proposal regarding such Acquisition Proposal.

Prior to Alaska Communications obtaining the Stockholder Approval, the no-shop restrictions above are subject to a “fiduciary out” provision, which permits the Alaska Board, subject to Alaska Communications’ compliance with certain obligations described below, to change its recommendation with respect to Alaska Communications’ stockholders regarding the Merger in connection with certain intervening events, or to approve, endorse, adopt or recommend an Acquisition Proposal (each such action, together with other actions defined in the Merger Agreement, an “Adverse Recommendation Change”). With respect to certain Adverse Recommendation Changes, the Alaska Board may take any such actions with respect to a competing Acquisition Proposal from a third party if the Alaska Board determines in good faith (after consultation with a Company Financial Advisor and outside legal counsel) that such proposal constitutes a Superior Proposal and that failure to take such action would reasonably likely be inconsistent with the directors’ fiduciary duties under applicable law. Alaska Communications would be permitted to enter into an alternative acquisition agreement with respect to such Superior Proposal only if it terminated the Merger Agreement and paid certain fees owed to Parent as described below. However, before the Alaska Board may make any Adverse Recommendation Change or Alaska Communications may terminate the Merger Agreement in light of a Superior Proposal, Alaska Communications must negotiate with Parent for a period of four business days to adjust the terms of the Merger Agreement and related documents as would permit the Alaska Board to determine that such Superior Proposal no longer constitutes a Superior Proposal.

Termination

The Merger Agreement contains certain customary termination rights for Alaska Communications and Parent. The Merger Agreement can be terminated by either Parent or Alaska Communications if (i) the Merger is not consummated on or before December 31, 2021 (the “End Date”), which may be extended in increments of 30 days to no later than February 28, 2022 in connection with regulatory approvals, (ii) any governmental authority of the United States or certain localities within the United States issues a final and non-appealable order permanently restraining or otherwise prohibiting the consummation of the transactions contemplated by the Merger Agreement, or (iii) the Stockholder Approval is not obtained following a vote of the stockholders of Alaska Communications taken thereon.

In addition, the Merger Agreement includes certain termination fees, including the following:

●	Alaska Communications will be required to pay to Parent a termination fee equal to $4,800,000 if the Merger Agreement is terminated (i) by Parent, if (a) an Adverse Recommendation Change has occurred or (b) Alaska Communications has committed a material breach of its “no-shop” restrictions under the Merger Agreement, (ii) by Alaska Communications, if the Alaska Board effects an Adverse Recommendation Change in connection with a Superior Proposal and concurrently enters into an acquisition agreement with respect to such Superior Proposal, or (iii) by Alaska Communications or Parent if (a) the closing of the Merger has not occurred by the End Date, (b) the meeting of Alaska Communications’ Stockholders to obtain the Stockholder Approval is duly convened and held and the Stockholder Approval has not been obtained or (c) Alaska Communications has breached its respective representations, warranties, agreements, covenants or other agreements in the Merger Agreement in certain circumstances and has failed to cure such breach within a certain period, and, in each case of the immediately preceding clauses (a) - (c), (x) an Acquisition Proposal has been publicly disclosed or made to Alaska Communications, as applicable, and has not been withdrawn and (y) within twelve months after the date of such termination, Alaska Communications either (1) enters into a definitive agreement in respect of any Acquisition Proposal and such Acquisition Proposal is consummated or (2) consummates any Acquisition Proposal.

●	Parent will be required to pay to Alaska Communications a termination fee equal to $7,100,000 if the Merger Agreement is terminated by Alaska Communications because Parent failed to consummate the Merger notwithstanding the satisfaction or waiver of the conditions to Parent’s and Merger Sub’s obligations to do so and certain notice of such failure from Alaska Communications to Parent, because all or a portion of the Debt Financing is not available to Parent (a “Debt Financing Failure”).

●	Parent will be required to pay to Alaska Communications a termination fee equal to $8,800,000 if the Merger Agreement is terminated (i) by Alaska Communications because Parent or Merger Sub have breached their respective representations, warranties, covenants or other agreements in the Merger Agreement in certain circumstances and have failed to cure such breach within a certain period, (ii) by Alaska Communications because Parent failed to consummate the Merger notwithstanding the satisfaction or waiver of the conditions to Parent’s and Merger Sub’s obligations to do so and certain notice of such failure from Alaska Communications to Parent, for a reason other than because of a Debt Financing Failure, (iii) by either Alaska Communications or Parent (at a time when Alaska Communications had a right to terminate because (a) Parent or Merger Sub have breached their respective representations, warranties, covenants or other agreements in the Merger Agreement in certain circumstances and have failed to cure such breach within a certain period or (b) Parent failed to consummate the Merger notwithstanding the satisfaction or waiver of the conditions to Parent’s and Merger Sub’s obligations to do so and certain notice of such failure from Alaska Communications to Parent, for a reason other than because of a Debt Financing Failure and, in each case, Alaska Communications gave notice of such right to terminate to Parent before the End Date) if the closing of the Merger has not occurred by the End Date.

The foregoing description of the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the Merger Agreement, which is filed as Exhibit 2.1 hereto and is incorporated herein by reference.

Other Matters

The Merger Agreement has been included to provide investors and stockholders with information regarding its terms. It is not intended to provide any other factual information about Alaska Communications. The Merger Agreement contains representations and warranties that the parties to the Merger Agreement made to and solely for the benefit of each other and may apply contractual standards of materiality that are different from materiality under applicable securities laws. The assertions embodied in such representations and warranties are qualified by information contained in the confidential disclosure schedules that Alaska Communications delivered to Parent in connection with signing the Merger Agreement. Accordingly, investors and stockholders should not rely on such representations and warranties as characterizations of the actual state of facts or circumstances, since they were only made as of the date of the Merger Agreement, are modified in important part by the underlying disclosure schedules, and qualified as a way of allocating the risk to one of the parties if those statements prove to be inaccurate. Moreover, information concerning the subject matter of such representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in Alaska Communications’ public disclosures.

Voting Agreement

On December 31, 2020, in connection with the execution of the Merger Agreement, TAR Holdings, LLC, a stockholder of Alaska Communications (the “Voting Agreement Stockholder”), entered into a voting agreement (the “Voting Agreement”) with Parent.

Pursuant to the Voting Agreement, the Voting Agreement Stockholder has agreed, among other things, to vote or cause to be voted any issued and outstanding shares of Alaska Communications Common Stock beneficially owned by the Voting Agreement Stockholder, or that may otherwise become beneficially owned by the Voting Agreement Stockholder, during the term of the Voting Agreement, (i) in favor of adopting and approving the Merger Agreement and the transactions contemplated by the Merger Agreement, (ii) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation of Alaska Communications contained in the Merger Agreement or of the Voting Agreement Stockholder contained in the Voting Agreement, and (iii) against any Acquisition Proposal or any other action, agreement or transaction that is intended, or could reasonably be expected, to materially impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect the consummation of the transactions contemplated by the Merger Agreement or the Voting Agreement. As of December 31, 2020, the Voting Agreement Stockholder held approximately 8.8% of the issued and outstanding shares of Alaska Communications. The Voting Agreement Stockholder is permitted to transfer its shares by sale in the open market through a broker dealer.

The Voting Agreement will automatically terminate upon the earliest of (i) the vote of stockholders on the merger, (ii) any termination of the Merger Agreement, (iii) any change in recommendation by the Alaska Board and (iv) the date that is 14 months after the signing of the Merger Agreement.

Consortium Agreement

In connection with the Merger Agreement, the Equity Investors have entered into an Interim Consortium Agreement to govern their relationship prior to the termination or consummation, as applicable, of the Merger Agreement and the transactions contemplated thereby (the “Consortium Agreement”). Pursuant to the Consortium Agreement, the Equity Investors have each agreed to provide equity commitments to Parent in the amounts of approximately 50.6% by the Company and 49.4% by F3, in order to fund a portion of the purchase price payable at the Closing of the Merger Agreement and in subsequent financings for general corporate purposes following the Closing, and have agreed to share all transaction costs in connection with the transactions contemplated by the Merger Agreement in accordance their common equity interest commitments, as described below.

Concurrently with the consummation of the Merger Agreement, the Equity Investors will enter into an operating agreement with respect to Parent (the “Investment Agreement”) whereby the parties will be issued, in consideration for satisfaction of their equity commitments at the Closing, (i) up to a total of approximately $115 million of preferred equity interests with a liquidation preference and 9% dividend and (ii) up to approximately $57 million in common equity interests, as well as warrants to purchase up to 5% of the common equity of Parent. Each of the Equity Investors also agreed to provide up to approximately $51 million in additional binding and optional equity commitments to finance Alaska Communications’ general corporate purposes for up to 24 months after the Closing, allocated two-thirds to preferred equity and one-third to common equity and split in accordance with their equity commitments. The board of directors of Parent will be comprised of three representatives named by the Company and two representatives named by F3 and will govern the operations of Parent except with respect to customary matters reserved for shareholder approval, such as the issuance of any equity senior to the preferred shares, liquidation of Parent, or equity redemptions otherwise than in accordance with the agreement. Parent will have the ability to redeem the preferred shares beginning on the third anniversary of the Investment Agreement and must redeem the preferred shares on the earlier of the seventh anniversary of the consummation of the Merger Agreement, or a qualified public offering of Parent.

Item 8.01. Other Events.

On January 4, 2021, the Company issued a press release announcing that Project 8 Buyer, LLC, a Delaware limited liability company (“Parent”), and Project 8 MergerSub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent, entered into an Agreement and Plan of Merger with Alaska Communications Systems Group, Inc., a Delaware corporation. A copy of such press release is furnished herewith as Exhibit 99.1, and is hereby incorporated by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

2.1	Agreement and Plan of Merger, by and among Alaska Communications, Parent and Merger Sub.*
10.1	Voting Agreement.
99.1	Press Release of the Company, dated January 4, 2021.
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)

* The Company has omitted schedules and other similar attachments to such agreement pursuant to Item 601(b) of Regulation S-K. The Company will furnish a copy of such omitted document to the SEC upon request.

About the Company

ATN International, Inc. (Nasdaq: ATNI), headquartered in Beverly, Massachusetts, invests in and operates communications, energy and technology businesses in the United States and internationally, including the Caribbean region and Asia-Pacific, with a particular focus on markets with a need for significant infrastructure investments and improvements. Our operating subsidiaries today primarily provide: (i) advanced wireless and wireline connectivity to residential and business customers, including a range of mobile wireless solutions, high speed internet services, video services and local exchange services, (ii) distributed solar electric power to corporate and government customers and (iii) wholesale communications infrastructure services such as terrestrial and submarine fiber optic transport, communications tower facilities, managed mobile networks, and in-building systems. For more information, please visit www.atni.com.

Cautionary Language Concerning Forward Looking Statements

This Form 8-K contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on estimates, projections, beliefs, and assumptions and are not guarantees of future events or results. Actual future events and results could differ materially from the events and results indicated in these statements as a result of many factors, including the ability of the parties to close the Merger, and the other factors set forth more fully under Item 1A “Risk Factors” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, filed with the Securities Exchange Commission (“SEC”) on March 2, 2020, as amended by Amendment No. 1 to the Annual Report on Form 10-K filed with the SEC on April 29, 2020, and on Form 10-Q for the quarterly period ended September 30, 2020, filed with the SEC on November 4, 2020 and the other reports the Company files from time to time with the SEC. The Company undertakes no obligation and has no intention to update these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors that may affect such forward-looking statements.

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in connection with the proposed acquisition of Alaska Communications by the Company and F3, whereby Alaska Communications will become a wholly owned subsidiary of an entity owned by the Company and F3 (the “proposed merger”), pursuant to the Merger Agreement. The proposed merger will be submitted to Alaska Communications stockholders for their consideration at a special meeting of Alaska Communications stockholders. In connection therewith, Alaska Communications intends to file relevant materials with the United States Securities and Exchange Commission (“SEC”), including a proxy statement on Schedule 14A, which will be mailed or otherwise disseminated to Alaska Communications stockholders. ALASKA COMMUNICATIONS STOCKHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS AND ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE PROPOSED MERGER. Alaska Communications stockholders may obtain free copies of the definitive proxy statement, any amendments or supplements thereto and other documents containing important information about Alaska Communications or the proposed merger, once such documents are filed with the SEC, free of charge at the SEC’s website at www.sec.gov, or from Alaska Communications at alsk.com or by directing a request to the Company’s Investor Relations Department at investors@acsalaska.com.

Participants in the Solicitation

Alaska Communications and the Company and certain of their directors and executive officers and other members of management and employees may be deemed to be “participants” in the solicitation of proxies from the Alaska Communications stockholders in connection with the proposed merger. Information about the Alaska Communications directors and executive officers and their direct or indirect interests, by security holdings or otherwise, is set forth in the Company’s proxy statement on Schedule 14A for its 2020 annual meeting of stockholders filed with the SEC on April 29, 2020. Information about the Company’s directors and executive officers and their direct or indirect interests, by security holdings or otherwise, is set forth in the Company’s proxy statement on Schedule 14A for its 2020 annual meeting of stockholders filed with the SEC on August 6, 2020. Additional information regarding the participants in the proxy solicitation and a description of their direct or indirect interests, by security holdings or otherwise, will be included in the definitive proxy statement and may be included in relevant documents filed with the SEC regarding the proposed merger, if and when they become available. Free copies of these materials may be obtained as described in the preceding paragraph.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATN INTERNATIONAL, INC.

	By:	/s/ Justin D. Benincasa
Justin D. Benincasa
Chief Financial Officer

Dated: January 4, 2021